Exhibit 99.1
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL NAMES JOSEPH W. BEAN TO NEW POSITION OF
SENIOR VICE PRESIDENT — LAW & ADMINISTRATION
     ST. LOUIS, February 26 – Patriot Coal Corporation (NYSE: PCX) today announced that Joseph W. Bean has been named Senior Vice President — Law & Administration. In addition to overseeing the Company’s legal function, Bean will also be responsible for the Company’s human resources area. Bean will also continue in his roles as General Counsel and Corporate Secretary.
     Concurrently, Rashda M. Buttar has been promoted to Vice President & Associate General Counsel, in recognition of her increased role with the Company as Bean takes on these additional responsibilities.
     In addition to Buttar, reporting to Bean will be Elizabeth S. Power, Assistant General Counsel, Dale F. Lucha, Vice President – Human Resources, Mary K. Kohlmiller, Director of Benefits, Jeanette T. Bowen, Director of Human Resources, Robert M. Brines, Senior Manager of Healthcare and Funds Reporting, and Kathryn M. Burlage, Senior Manager of Compensation.
     Bean has 22 years of corporate legal experience and has held the position of Senior Vice President, General Counsel & Corporate Secretary since Patriot’s spin-off. Prior to the spin-off, he served as Peabody Energy’s vice president & associate general counsel and assistant secretary. Before joining the coal industry, Bean held senior corporate legal positions with The Quaker Oats Company and Pet Incorporated prior to their respective acquisitions in 2001 and 1995. Bean also served as a corporate law associate with the law firms of Mayer, Brown & Platt in Chicago and Thompson & Mitchell in St. Louis. Bean holds a Bachelor of Arts degree from the University of Illinois and a Juris Doctorate from Northwestern University School of Law.
     Buttar joined the Company in 2007 as Assistant General Counsel. Previously, she served as assistant general counsel at TALX Corporation, and also practiced corporate law at the law firms of DLA Piper and Sidley & Austin in Chicago. Buttar holds a Bachelor of Arts & Sciences degree and a Juris Doctorate from St. Louis University.

About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 15 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
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